Exhibit 99

C R O S S®	News Release
Company Contact: Kevin F. Mahoney Senior Vice President, Finance and Chief Financial Officer 401-335-8470	Investor Relations: Dave Mossberg Three Part Advisors, LLC 817-310-0051

FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY DELIVERS STRONG SECOND QUARTER PERFORMANCE
•	Sales Grew 14.4% to $47.8 million
•	Operating Income Increased 23.5%
•	EPS of $0.26 vs. $0.20 in 2010
•	EPS Guidance Increased from $0.56 - $0.60 to $0.67 - $0.70
•	Successfully launched Costa Prescription Eyewear
•	ATX Added to the Russell 2000 Index

Lincoln, RI – July 20, 2011 – A.T. Cross Company (NASDAQ: ATX) today announced financial results for the second quarter ended July 2, 2011.

David G. Whalen, President and Chief Executive Officer of A.T. Cross said, “A.T. Cross delivered an outstanding first half performance.  Led by the Cross Optical Group, our business grew 15% and our bottom line improved substantially.  At investor conferences we have said time and again that in terms of growth potential and return on capital our sunglass business compares favorably with any business that investors are considering.  The 2011 first half performance that our optical team just delivered only strengthens the argument.  As important, the Cross Accessory Division also performed very well and saw growth in every region of the world.  Our Accessory Division continues to rebuild the base of sales lost during the recession and it is doing this off of a lower cost structure, thus generating operating leverage.”

Second Quarter 2011 Results

Consolidated sales for the second quarter of 2011 increased by 14.4% to $47.8 million compared to $41.7 million in the second quarter of 2010.  The Cross Optical Group (COG) reported second quarter sales of $24.7 million, a 21.4% increase compared to last year.  The Cross Accessory Division (CAD) recorded sales of $23.0 million, an increase of 7.8%, compared to last year.

Gross margin in the quarter was 57.3%, equal to last year’s second quarter.

Operating income in the quarter increased 23.5% to $4.8 million as compared to $3.9 million in the second quarter of last year.

Net income for the second quarter was $3.2 million, or $0.26 per basic share, compared to $2.7 million, or $0.20 per basic share, last year.

Year-To-Date 2011 Results

Consolidated sales for the first six months of 2011 increased by 15.0% to $87.6 million compared to $76.1 million for the same period of 2010.  CAD recorded sales of $45.9 million or 9.0% higher compared to last year while COG’s sales grew 22.5% to $41.7 million from 2010’s $34.0 million.

Gross margin for the six months of 2011 was 57.7% or 70 basis points higher than the 2010 six month period.

Year-to-date operating income was $6.9 million or 55.0% higher than the 2010 operating income of $4.4 million.

Mr. Whalen continued, “Our two businesses have momentum and we expect our strong performance to continue.  We delivered a very successful first half of 2011.  As a result, the Company is increasing its previously announced EPS guidance of $0.56 to $0.60 per share to $0.67 to $0.70 per share.  The outlook for A.T. Cross is very favorable.  We are excited by our position and will work to enhance it as the year moves forward.”

Guidance

The Company has raised 2011 earnings per share guidance from $0.56 to $0.60 per share to $0.67 to $0.70 per share.

Conference Call

The Company’s management will host a conference call today, July 20, 2011 at 4:30 PM Eastern Time.  Parties interested in participating in the conference call may dial-in at (877) 303-2912, while international callers may dial-in at (408) 427-3877.  The conference call will be webcast and can be accessed at www.cross.com.  A replay of the webcast will be archived on the Company’s website for 60 days.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories.  A.T. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle.  A.T. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa and Native Eyewear sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross website at www.cross.com, the Costa website at www.costadelmar.com and the Native website at www.nativeyewear.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including but not limited to statements relating to the expected continued operating results for COG and CAD during the second half of 2011 and the expected overall results for A.T. Cross).  In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to risks and uncertainties, including but not limited to the potential effect of both domestic and international economic issues on consumer confidence, as well as consumer preferences and consumers’ willingness to purchase discretionary items, and are not guarantees since there are inherent difficulties in predicting future results.  Actual results could differ materially from those expressed or implied in the forward-looking statements.  The information contained in this document is as of July 20, 2011.  The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.  Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

 (Tables to follow)

A. T. CROSS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010

Net sales	$47,768	$41,748	$87,550	$76,121
Cost of goods sold	20,382	17,843	37,009	32,697
Gross Profit	27,386	23,905	50,541	43,424
Selling, general and administrative expenses	19,721	17,435	38,673	34,135
Service and distribution costs	2,116	1,841	3,695	3,469
Research and development expenses	707	708	1,278	1,373
Operating Income	4,842	3,921	6,895	4,447
Interest and other expense	(163)	(139)	(353)	(416)
Income Before Income Taxes	4,679	3,782	6,542	4,031
Income tax provision	1,527	1,068	2,132	1,143
Net Income	$3,152	$2,714	$4,410	$2,888

Net Income per Share:
Basic	$ 0.26	$ 0.20	$ 0.36	$ 0.22
Diluted	$ 0.24	$ 0.20	$ 0.34	$ 0.21

Weighted Average Shares Outstanding:
Basic	12,191	13,339	12,153	13,332
Diluted	13,001	13,458	12,943	13,434

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010
Segment Data: Cross Accessory Division
Net Sales	$23,046	$21,383	$45,886	$42,099
Operating Loss	(547)	(609)	(870)	(1,200)

Segment Data: Cross Optical Group
Net Sales	$24,722	$20,365	$41,664	$34,022
Operating Income	5,389	4,530	7,765	5,647

A. T. CROSS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	July 2, 2011	July 3, 2010
Assets
Cash and cash equivalents	$12,775	$9,021
Short-term investments	604	1,063
Accounts receivable	30,051	28,933
Inventories	41,837	32,769
Deferred income taxes	5,591	4,151
Other current assets	6,515	8,217
Total Current Assets	97,373	84,154

Property, plant and equipment, net	14,258	15,944
Goodwill	15,279	15,279
Intangibles and other assets	12,099	12,686
Deferred income taxes	10,591	10,425

Total Assets	$149,600	$138,488

Liabilities and Shareholders' Equity
Accounts payable and other current liabilities	$27,420	$26,661
Retirement plan obligations	2,401	2,310
Income taxes payable	2,266	0
Total Current Liabilities	32,087	28,971

Long-term debt	21,221	15,221
Retirement plan obligations	14,380	13,750
Deferred gain on sale of real estate	2,477	2,998
Other long-term liabilities	506	1,091
Accrued warranty costs	1,422	1,504
Shareholders' equity	77,507	74,953

Total Liabilities and Shareholders' Equity	$149,600	$138,488

For information at A. T. Cross contact:
Kevin F. Mahoney
Senior Vice President, Finance and Chief Financial Officer
(401) 335-8470
kmahoney@cross.com